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                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Regal Cinemas, Inc. on Form S-8 (File Nos. 33-74634, 333-13291 and 333-13295)
of our report dated February 6, 1997, except for the combination with Cobb Theatres, L.L.C. ("Cobb Theatres") described in Note 1 as to which the date is July 31, 1997, on our audits of the supplemental consolidated financial statements of Regal Cinemas, Inc. as of December 28, 1995 and January 2, 1997, and for each of the three years in the period ended January 2, 1997, which report is included in the Current Report on Form 8-K/A. The supplemental consolidated financial statements give retroactive effect to the acquisitions of Cobb Theatres and Neighborhood Entertainment, Inc. ("Neighborhood"), which have been accounted for as poolings of interests. We did not audit the financial statements of Cobb Theatres, for 1994, 1995 and 1996, nor of Neighborhood for 1994. Such statements reflect aggregate total assets constituting 30% and 23% in 1995 and 1996, respectively, and aggregate total revenues constituting 45%, 34% and 31% in 1994, 1995 and 1996, respectively, of the related supplemental consolidated totals. These statements were audited by other auditors, whose reports have been furnished to us, and in our opinion, insofar as it relates to the amounts included for Cobb Theatres and Neighborhood is based solely on the respective reports of the other auditors.


                                      /s/ Coopers & Lybrand L.L.P.

                                      COOPERS & LYBRAND L.L.P.


Knoxville, Tennessee
September 9, 1997